Exhibit 99.1

BIO-TECHNE RELEASES FOURTH QUARTER FISCAL 2024 RESULTS

Minneapolis/August 7, 2024/ Bio-Techne Corporation (NASDAQ: TECH) today reported its financial results for the fourth quarter ending June 30, 2024.

Fourth Quarter FY2024 Highlights

●Fourth quarter organic revenue increased by 1% (2% reported) to $306.1 million. Full year organic revenue increased 1% (2% reported) to $1.2 billion.

●GAAP earnings per share (EPS) was $0.25 versus $0.47 one year ago. Delivered adjusted EPS of $0.49 compared to $0.55 one year ago. Full year GAAP EPS was $1.05 versus $1.76 one year ago. Full year adjusted EPS was $1.77 versus $1.99 one year ago.

●Strong commercial execution in Diagnostics & Genomics led to 9% organic segment growth (15% reported) in the fourth quarter and 6% organic segment growth (12% reported) for fiscal year 2024.

●Fiscal year 2024 cash flow generated from operations increased to $299.0 million, an 18% increase from the prior year.

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). Adjusted diluted EPS, adjusted net earnings, adjusted gross margin, adjusted operating income, adjusted tax rate, organic revenue, adjusted operating margin, earnings before interest, taxes, depreciation, and amortization (EBITDA), and adjusted EBITDA are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of non-GAAP Adjusted Financial Measures.” A reconciliation of GAAP to non-GAAP financial measures is included in this press release.

“I am extremely proud of our team’s dedication and execution in stabilizing, yet still challenging end-markets.” said Kim Kelderman, President and Chief Executive Officer of Bio-Techne. “We achieved another quarter of solid financial results while experiencing continued stabilization in both our biopharma and China end-markets, and strong performance in our diagnostic product businesses. We delivered this top-line result with a continued focus on profitability, which resulted in a 33.5% adjusted operating margin, representing a 50 basis-point sequential improvement.”

Kelderman added, “Our differentiated financial performance throughout fiscal 2024 showcases the value our growth pillars, as well as our core portfolio, bring to our customers, even when budgets are constrained. This gives us confidence in continued outperformance while life science research end-markets return to historical growth rates.”

Bio-Techne will host an earnings conference call today, August 7, 2024 at 8:00 a.m. CDT. To listen, please dial 1-800-343-4136 or 1-203-518-9843 (for international callers), and reference conference ID BioTechne. The earnings call can also be accessed via webcast through the following link https://investors.bio-techne.com/ir-calendar.

A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by dialing 1-844-512- 2921 or 1-412-317-6671 (for international callers) and referencing Conference ID 11156560. The replay will be available from 11:00 a.m. CDT on Wednesday, August 7, 2024, until 11:00 p.m. CDT on Saturday, September 7, 2024.

Fourth Quarter Fiscal 2024

Revenue

Net sales for the fourth quarter increased 2% to $306.1 million. Organic revenue increased 1% compared to the prior year, with acquisitions contributing 1%. Foreign currency exchange and a business held-for-sale did not have a material impact.

GAAP Earnings Results

GAAP EPS was $0.25 per diluted share, versus $0.47 in the same quarter last year. GAAP operating income for the fourth quarter of fiscal 2024 decreased 52% to $45.8 million, compared to $94.5 million in the fourth quarter of fiscal 2023. GAAP operating margin was 15.0%, compared to 31.4% in the fourth quarter of fiscal 2023. Current year GAAP operating margin was impacted by impairment of assets held-for-sale, restructuring and CEO transition costs, certain litigation charges, changes in the fair value of performance-based stock compensation awards in the prior year, and the acquisition of Lunaphore.

Non-GAAP Earnings Results

Adjusted EPS decreased to $0.49 per diluted share compared to $0.55 in the same quarter last year. Adjusted operating income for the fourth quarter of fiscal 2024 decreased 9% to $101.8 million, compared to $111.8 million in the fourth quarter of fiscal 2023. Adjusted operating margin was 33.5%, compared to 37.1% in the fourth quarter of fiscal 2023. Adjusted operating margin was unfavorably impacted by the acquisition of Lunaphore and unfavorable volume leverage within Protein Sciences.

Full Year Fiscal 2024

Revenue

Net sales for the full year fiscal 2024 increased 2% to $1.2 billion. Organic revenue increased 1%, with acquisitions contributing 1%. Foreign currency exchange and a business held-for-sale did not have a material impact.

GAAP Earnings Results

GAAP EPS was $1.05 per diluted share, compared to $1.76 last fiscal year. GAAP operating income for full year fiscal 2024 decreased 31% to $206.7 million, compared to $298.9 million in the full year fiscal 2023. GAAP operating margin was 17.8%, compared to 26.3% in the full year fiscal 2023. GAAP operating margin was impacted by impairment of assets held-for-sale, restructuring and CEO transition costs, certain litigation charges, non-recurring benefit related to the fair value of contingent consideration in the prior year, the acquisition of Lunaphore, and unfavorable volume leverage within Protein Sciences.

Non-GAAP Earnings Results

Adjusted EPS decreased to $1.77 per diluted share, compared to $1.99 last fiscal year. Adjusted operating income for fiscal 2024 decreased 10% to $370.2 million, compared to $410.2 million for fiscal 2023. Adjusted operating margin for full year fiscal 2024 decreased to 32.1%, compared to 36.1% in full year fiscal 2023. Adjusted operating margin was unfavorably impacted by the acquisition of Lunaphore and unfavorable volume leverage within Protein Sciences.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the Company’s business segments, as highlighted below.

Protein Sciences Segment

The Company’s Protein Sciences segment is one of the world’s leading suppliers of specialized proteins such as cytokines and growth factors, immunoassays, antibodies and reagents, to the biotechnology and academic research communities. Additionally, the segment provides an array of platforms useful in various areas of protein analysis. Protein Sciences segment’s fourth quarter fiscal 2024 net sales were $214.0 million, a decrease of 4% from $223.0 million for the fourth quarter of fiscal 2023. As of December 31, 2023, a business within the Protein Sciences Segment met the criteria as held-for-sale; this held-for-sale business has been excluded from the segment’s third and fourth quarter fiscal operating results. The exclusion of fourth quarter of fiscal 2024 sales related to this held-for-sale business reduced sales by 1%. Organic revenue for the segment declined 3% and foreign currency exchange did not have a material impact. The Protein Sciences segment’s operating margin was 43.0% in the fourth quarter of fiscal 2024 compared to 44.7% in the fourth quarter of fiscal 2023. The segment’s operating margin decreased primarily due to unfavorable volume leverage.

Protein Sciences segment's full year fiscal 2024 net sales were $830.9 million, a decrease of 2% from $845.7 million for full year fiscal 2023. As noted above, a business within the Protein Sciences Segment met the criteria as held-for-sale since December 31, 2023. The exclusion of third and fourth quarter of fiscal 2024 sales related to a held-for-sale business reduced sales by 1%. Organic revenue for the segment declined 2% for the fiscal year, with foreign currency exchange having a favorable 1% impact on revenue. Protein Sciences segment’s operating margin was 42.7% in fiscal 2024 compared to 44.2% in fiscal 2023. The segment’s operating margin decreased primarily due to unfavorable volume leverage.

Diagnostics and Genomics Segment

The Company’s Diagnostics and Genomics segment develops and provides spatial biology products as well as exosome-based diagnostics for various pathologies, including prostate cancer. The Diagnostics and Genomics segment also provides blood chemistry and blood gas quality controls, hematology instrument controls, immunoassays and other bulk and custom reagents for the in vitro diagnostic market. The Diagnostics and Genomics segment’s fourth quarter fiscal 2024 net sales were $90.7 million, an increase of 15% from $79.0 million for the fourth quarter of fiscal 2023. Organic revenue growth was 9% for the fourth quarter of fiscal 2024, with acquisitions having a 6% impact and foreign exchange not having a material impact. The Diagnostics and Genomics segment’s operating margin was 12.5% in the fourth quarter of fiscal 2024 compared to 18.5% in the fourth quarter of fiscal 2023. The segment’s operating margin decreased primarily due to the Lunaphore acquisition.

The Diagnostics and Genomics segment’s full year fiscal 2024 net sales were $326.4 million, an increase of 12% from $292.6 million for full year fiscal 2023. Organic growth for the segment was 6% with acquisitions having a 5% impact and foreign currency exchange having a favorable impact of 1% on revenue growth. The Diagnostics and Genomics segment’s operating margin was 7.5% in fiscal 2024 compared to 14.7% in fiscal 2023. The segment’s operating margin decreased due to strategic growth investments and the Lunaphore acquisition partially offset by favorable volume leverage.

Use of non-GAAP Adjusted Financial Measures:

This press release contains financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. These non-GAAP measures include:

•	Organic revenue
•	Adjusted diluted earnings per share
•	Adjusted net earnings
•	Adjusted tax rate
•	Adjusted gross margin
•	Adjusted operating income
•	Adjusted operating margin

• Earnings before interest, taxes, depreciation, and amortization (EBITDA)

• Adjusted EBITDA

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measure of organic revenue represents revenue growth excluding revenue from acquisitions within the preceding 12 months, the impact of foreign currency, the impact of businesses held-for-sale, as well as the impact of partially-owned consolidated subsidiaries. Excluding these measures provides more useful period-to-period comparison of revenue results as it excludes the impact of foreign currency exchange rates, which can vary significantly from period to period, and revenue from acquisitions that would not be included in the comparable prior period. Revenues from businesses held-for-sale are excluded from our organic revenue calculation starting on the date they become held-for-sale as those revenues will not be comparative in future periods. Revenues from partially-owned subsidiaries consolidated in our financial statements are also excluded from our organic revenue calculation, as those revenues are not fully attributable to the Company. There was no revenue from partially-owned consolidated subsidiaries in fiscal year 2024 due to the sale of Changzhou Eminence Biotechnology Co., Ltd. (Eminence) in the first quarter of fiscal 2023. Revenue from partially-owned consolidated subsidiaries was $2.0 million for the year ended June 30, 2023.

Our non-GAAP financial measures for adjusted gross margin, adjusted operating margin, adjusted EBITDA, and adjusted net earnings, in total and on a per share basis, exclude stock-based compensation, which is inclusive of the employer portion of payroll taxes on those stock awards, the costs recognized upon the sale of acquired inventory, amortization of acquisition intangibles, restructuring and restructuring-related costs, and other non-recurring items including non-recurring costs, goodwill and long-lived asset impairments, and gains. Stock-based compensation is excluded from non-GAAP adjusted net earnings because of the nature of this charge, specifically the varying available valuation methodologies, subjection assumptions, variety of award types, and unpredictability of amount and timing of employer related tax obligations. The Company excludes amortization of purchased intangible assets, purchase accounting adjustments, including costs recognized upon the sale of acquired inventory and acquisition-related expenses inclusive of the changes in fair value contingent consideration, and other non-recurring items including gains or losses on goodwill and long-lived asset impairment charges, and one-time assessments from this measure because they occur as a result of specific events, and are not reflective of our internal investments, the costs of developing, producing, supporting and selling our products, and the other ongoing costs to support our operating structure. We also exclude certain litigation charges which are facts and circumstances specific including costs to resolve litigation and legal settlement (gains and losses). In some cases, these costs may be a result of litigation matters at acquired companies that were not probable, inestimable, or unresolved at the time of acquisition. Costs related to restructuring and restructuring-related activities, including reducing overhead and consolidating facilities, are excluded because we believe they are not indicative of our normal operating costs.  Additionally, these amounts can vary significantly from period to period based on current activity. The Company also excludes revenue and expense attributable to partially-owned consolidated subsidiaries as well as revenue and expense attributable to businesses held-for-sale in the calculation of our non-GAAP financial measures.

The Company’s non-GAAP adjusted operating margin and adjusted net earnings, in total and on a per share basis, also excludes acquisition related expenses inclusive of the changes in fair value of contingent consideration, gain and losses from investments, as they are not part of our day-to-day operating decisions (excluding our equity method investment in Wilson Wolf as it is certain to be acquired in the future), certain adjustments to income tax expense, and other non-recurring items including certain costs related to the transition to a new CEO. Additionally, gains and losses from investments that are either isolated or cannot be expected to occur again with any predictability are excluded. The Company independently calculates a non-GAAP adjusted tax rate to be applied to the identified non-GAAP adjustments considering the impact of discrete items on these adjustments and the jurisdictional mix of the adjustments. In addition, the tax impact of other discrete and non-recurring charges which impact our reported GAAP tax rate are adjusted from net earnings. We believe these tax items can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results.

Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company’s actual results: the effect of new branding and marketing initiatives, the integration of new businesses and leadership, the introduction and acceptance of new products, the funding and focus of the types of research by the Company’s customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, customer site closures or supply chain issues, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled “Risk Factors” in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

Bio-Techne Corporation (NASDAQ: TECH) is a global life sciences company providing innovative tools and bioactive reagents for the research and clinical diagnostic communities. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With thousands of products in its portfolio, Bio-Techne generated approximately $1.2 billion in net sales in fiscal 2024 and has approximately 3,100 employees worldwide. For more information on Bio-Techne and its brands, please visit www.biotechne.com.

Contact:	David Clair, Vice President, Investor Relations & Corporate Development

David.Clair@bio-techne.com

612-656-4416

BIO-TECHNE CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	QUARTER		YEAR
	ENDED		ENDED
	6/30/2024	6/30/2023	6/30/2024	6/30/2023
Net Sales	$306,098	$301,320	$1,159,060	$1,136,702
Cost of sales	102,751	96,623	389,335	366,887
Gross margin	203,347	204,697	769,725	769,815
Operating Expenses:
Selling, general and administrative	133,536	86,754	466,375	378,378
Research and development	23,989	23,418	96,664	92,493
Total Operating Expenses	157,525	110,172	563,039	470,871
Operating income	45,822	94,525	206,686	298,944
Other income (expense)	(4,162)	(6,209)	(20,997)	39,715
Earnings before income taxes	41,660	88,316	185,689	338,659
Income taxes	1,073	12,832	17,584	53,217
Net earnings, including noncontrolling interest	$40,587	$75,484	$168,105	$285,442
Net earnings attributable to noncontrolling interest	—	—	—	179
Net earnings attributable to Bio-Techne	$40,587	$75,484	$168,105	$285,263
Earnings per share:
Basic	$0.26	$0.48	$1.07	$1.81
Diluted	$0.25	$0.47	$1.05	$1.76
Weighted average common shares outstanding
Basic	157,868	157,504	157,708	157,179
Diluted	160,651	161,920	160,774	161,855

BIO-TECHNE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

(Unaudited)

	6/30/2024	6/30/2023
ASSETS
Cash and equivalents	$151,791	$180,571
Short-term available-for-sale investments	1,072	23,739
Accounts receivable, net	241,394	218,468
Inventories	179,731	171,638
Current assets held-for-sale	9,773	—
Other current assets	33,658	27,066
Total current assets	617,419	621,482

Property and equipment, net	251,154	226,200
Right of use assets	91,285	98,326
Goodwill and intangible assets, net	1,479,744	1,407,382
Other assets	264,265	285,302
Total assets	$2,703,867	$2,638,692

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$112,672	$77,306
Contract liabilities	27,930	23,069
Income taxes payable	3,706	12,022
Contingent consideration payable	—	3,500
Operating lease liabilities - current	12,920	11,199
Other current liabilities	2,151	1,413
Total current liabilities	159,379	128,509

Deferred income taxes	55,863	88,982
Long-term debt obligations	319,000	350,000
Operating lease liabilities	87,618	93,766
Other long-term liabilities	13,157	10,919
Stockholders' equity	2,068,850	1,966,516
Total liabilities and stockholders' equity	$2,703,867	$2,638,692

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED GROSS MARGIN PERCENTAGE

(Unaudited)

	QUARTER		YEAR
	ENDED		ENDED
	6/30/2024	6/30/2023	6/30/2024	6/30/2023
Gross margin percentage - GAAP	66.4%	67.9%	66.4%	67.7%
Identified adjustments:
Costs recognized upon sale of acquired inventory	0.1%	—%	0.1%	0.0%
Amortization of intangibles	3.9%	3.7%	4.0%	4.0%
Stock compensation expense - COGS	0.1%	0.0%	0.1%	0.1%
Restructuring and restructuring-related costs	0.5%	—%	0.3%	—%
Impact of partially-owned consolidated subsidiaries1)	—%	—%	—%	(0.1)%
Impact of business held-for-sale2)	0.1%	—%	0.1%	—%
Gross margin percentage - Adjusted	71.1%	71.6%	71.0%	71.7%

1) Includes the quarterly results of the partially-owned consolidated subsidiary prior to the sale of this partially-owned consolidated subsidiary to a third party in the first fiscal quarter of 2023.

2) Since December 31, 2023, the Company has a business that has met the held-for-sale criteria. For the quarter ended June 30, 2024, includes the results for the three-months ended for this business held-for-sale. For the year ended June 30, 2024, includes the six-month results of this business held-for-sale for the period starting December 31, 2023 through June 30, 2024 while the business has met the held-for-sale criteria.

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED OPERATING MARGIN PERCENTAGE

(Unaudited)

	QUARTER		YEAR
	ENDED		ENDED
	6/30/2024	6/30/2023	6/30/2024	6/30/2023
Operating margin percentage - GAAP	15.0%	31.4%	17.8%	26.3%
Identified adjustments:
Costs recognized upon sale of acquired inventory	0.1%	—%	0.1%	0.0%
Amortization of intangibles	6.3%	6.2%	6.8%	6.7%
Acquisition related expenses and other	1.5%	(0.2)%	0.6%	(0.8)%
Certain litigation charges	1.2%	—%	0.3%	—%
Stock-based compensation, inclusive of employer taxes	2.4%	(0.6)%	3.5%	3.6%
Restructuring and restructuring-related costs	1.7%	0.3%	1.1%	0.3%
Impairment of assets held-for-sale	5.2%	—%	1.9%	—%
Impact of partially-owned consolidated subsidiaries1)	—%	—%	—%	0.0%
Impact of business held-for-sale2)	0.1%	—%	0.0%	—%
Operating margin percentage - Adjusted	33.5%	37.1%	32.1%	36.1%

1) Includes the quarterly results of the partially-owned consolidated subsidiary prior to the sale of this partially-owned consolidated subsidiary to a third party in the first fiscal quarter of 2023. As disclosed in our use of Non-GAAP Adjusted Financial Measures, the adjusted operating margin percentages excludes partially-owned consolidated revenue and expense amounts. Due to the sale of this partially-owned consolidated subsidiary in the first fiscal quarter of 2023, there was no impact on operating margin for the quarter and year ended June 30, 2024 and the quarter ended June 30, 2023. The excluded revenue and excluded operating income attributable to partially-owned consolidated subsidiaries had a 0.1% and (0.1)% impact, respectively, on the operating margin for full year fiscal 2023.

2) Since December 31, 2023, the Company has a business that has met the held-for-sale criteria. For the quarter ended June 30, 2024, includes the results for the three-months ended for this business held-for-sale. For the year ended June 30, 2024, includes the six-month results of this business held-for-sale for the period starting December 31, 2023 through June 30, 2024 while the business has met the held-for-sale criteria.

BIO-TECHNE CORPORATION

NON-GAAP ADJUSTED CONSOLIDATED NET EARNINGS and EARNINGS per SHARE

(In thousands, except per share data) (Unaudited)

	QUARTER		YEAR
	ENDED		ENDED
	6/30/2024	6/30/2023	6/30/2024	6/30/2023
Net earnings before taxes - GAAP	$41,660	$88,316	$185,689	$338,659
Identified adjustments attributable to Bio-Techne:
Costs recognized upon sale of acquired inventory	179	—	729	400
Amortization of intangibles	19,411	18,719	78,318	76,413
Amortization of Wilson Wolf intangible assets and acquired inventory	3,062	2,805	15,686	2,805
Acquisition related expenses and other	4,955	(477)	7,564	(9,147)
Certain litigation charges	3,506	—	3,506	—
Gain on sale of partially-owned consolidated subsidiaries	—	—	—	(11,682)
Stock-based compensation, inclusive of employer taxes	7,466	(1,662)	40,277	41,217
Restructuring and restructuring-related costs	5,087	879	12,245	3,829
Investment (gain) loss and other non-operating	0	682	(283)	(37,646)
Impairment of assets held-for-sale	15,926	—	21,963	—
Impact of partially-owned consolidated subsidiaries1)	—	—	—	(420)
Impact of business held-for-sale(2)	(447)	—	(525)	—
Net earnings before taxes - Adjusted1,2)	$100,805	$109,262	$365,169	$404,428
Non-GAAP tax rate	22.0%	19.2%	22.0%	20.5%
Non-GAAP tax expense	$22,239	$20,962	$80,420	$82,948
Non-GAAP adjusted net earnings attributable to Bio-Techne1,2)	$78,566	$88,300	$284,749	$321,480
Earnings per share - diluted - Adjusted1,2)	$0.49	$0.55	$1.77	$1.99

1) Includes the quarterly results of the partially-owned consolidated subsidiary prior to the sale of this partially-owned consolidated subsidiary to a third party in the first fiscal quarter of 2023.

2) Since December 31, 2023, the Company has a business that has met the held-for-sale criteria. For the quarter ended June 30, 2024, includes the results for the three-months ended for this business held-for-sale. For the year ended June 30, 2024, includes the six-month results of this business held-for-sale for the period starting December 31, 2023 through June 30, 2024 while the business has met the held-for-sale criteria.

BIO-TECHNE CORPORATION

NON-GAAP adjusted tax rate (In percentages)

(Unaudited)

	QUARTER		YEAR
	ENDED		ENDED
	6/30/2024	6/30/2023	6/30/2024	6/30/2023
GAAP effective tax rate	2.6%	14.5%	9.5%	15.7%
Discrete items	20.0	3.0	14.0	3.4
Impact of non-taxable net gain	—	—	—	0.7
Annual forecast update	0.9	2.3	—	—
Long-term GAAP tax rate	23.5%	19.8%	23.5%	19.8%
Rate impact items
Stock based compensation	(2.8)%	0.5%	(2.5)%	(1.4)%
Other	1.3	(1.1)	1.0	2.1
Total rate impact items	(1.5)%	(0.6)%	(1.5)%	0.7%
Non-GAAP adjusted tax rate	22.0%	19.2%	22.0%	20.5%

BIO-TECHNE CORPORATION

SEGMENT REVENUE

(In thousands)

(Unaudited)

	QUARTER		YEAR
	ENDED		ENDED
	6/30/2024	6/30/2023	6/30/2024	6/30/2023
Protein Sciences segment revenue	$213,988	$223,008	$830,902	$845,747
Diagnostics and Genomics segment revenue	90,678	79,025	326,392	292,602
Other revenue1)	2,060	—	4,153	—
lntersegment revenue	(628)	(713)	(2,387)	(1,647)
Consolidated revenue	$306,098	$301,320	$1,159,060	$1,136,702

1) Since December 31, 2023, the Company has a business that has met the held-for-sale criteria. For the quarter ended June 30, 2024, includes the results for the three-months ended for this business held-for-sale. For the year ended June 30, 2024, includes the six-month results of this business held-for-sale for the period starting December 31, 2023 through June 30, 2024 while the business has met the held-for-sale criteria.

BIO-TECHNE CORPORATION

SEGMENT OPERATING INCOME

(In thousands)

(Unaudited)

	QUARTER		YEAR
	ENDED		ENDED
	6/30/2024	6/30/2023	6/30/2024	6/30/2023
Protein Sciences segment operating income	$91,999	$99,649	$354,775	$373,684
Diagnostics and Genomics segment operating income	11,357	14,638	24,546	43,037
Segment operating income	103,356	114,287	379,321	416,721
Corporate general, selling, and administrative	(1,597)	(2,449)	(9,142)	(6,530)
Adjusted operating income	101,759	111,838	370,179	410,191
Cost recognized upon sale of acquired inventory	(179)	—	(729)	(400)
Amortization of intangibles	(19,411)	(18,719)	(78,318)	(76,413)
Acquisition related expenses and other	(4,809)	623	(6,980)	9,965
Certain litigation charges	(3,506)	—	(3,506)	—
Impact of partially-owned consolidated subsidiaries1)	—	—	—	647
Stock-based compensation, inclusive of employer taxes	(7,466)	1,662	(40,277)	(41,217)
Restructuring and restructuring-related costs	(5,087)	(879)	(12,245)	(3,829)
Impairment of assets held-for-sale	(15,926)	—	(21,963)	—
Impact of business held-for-sale2)	447	—	525	—
Operating income	$45,822	$94,525	$206,686	$298,944

1) Includes the quarterly results of the partially-owned consolidated subsidiary prior to the sale of this partially-owned consolidated subsidiary to a third party in the first fiscal quarter of 2023.

2) Since December 31, 2023, the Company has a business that has met the held-for-sale criteria. For the quarter ended June 30, 2024, includes the results for the three-months ended for this business held-for-sale. For the year ended June 30, 2024, includes the six-month results of this business held-for-sale for the period starting December 31, 2023 through June 30, 2024 while the business has met the held-for-sale criteria.

BIO-TECHNE CORPORATTON

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	QUARTER		YEAR
	ENDED		ENDED
	6/30/2024	6/30/2023	6/30/2024	6/30/2023
Net earnings attributable to Bio-Techne	$40,587	$75,484	$168,105	$285,263
Net interest expense (income)	1,605	2,668	12,413	7,805
Depreciation and amortization	28,057	26,923	111,711	107,238
Income taxes	1,073	12,832	17,584	53,217
EBITDA attributable to Bio-Techne	71,322	117,907	309,813	453,523
Costs recognized upon sale of acquired inventory	179	—	729	400
Acquisition related expenses and other	4,955	(477)	7,564	(9,147)
Certain litigation charges	3,506	—	3,506	—
Amortization of Wilson Wolf intangible assets and acquired inventory	3,062	2,805	15,686	2,805
Gain on sale of partially-owned consolidated subsidiaries	—	—	—	(11,682)
Stock-based compensation, inclusive of employer taxes	7,466	(1,662)	40,277	41,217
Restructuring and restructuring-related costs	5,087	879	12,245	3,829
Investment (gain) loss and other non-operating	0	682	(283)	(37,646)
Impairment of assets held-for-sale	15,926	—	21,963	—
Impact of business held-for-sale2)	(447)	—	(525)	—
Impact of partially-owned consolidated subsidiaries1)	—	—	—	(241)
Adjusted EBITDA	$111,056	$120,134	$410,975	$443,058

1) Net earnings attributable to Bio-Techne excludes non-controlling interest of approximately 43% of the GAAP net earnings or loss for Eminence. To prevent double-counting the non-controlling interest component within our Adjusted EBITDA calculation, the amount accounts for both the non-controlling interest within the GAAP metric and the impact of partially-owned consolidated subsidiaries within our Non-GAAP adjusted consolidated net earnings table.

2) Since December 31, 2023, the Company has a business that has met the held-for-sale criteria. For the quarter ended June 30, 2024, includes the results for the three-months ended for this business held-for-sale. For the year ended June 30, 2024, includes the six-month results of this business held-for-sale for the period starting December 31, 2023 through June 30, 2024 while the business has met the held-for-sale criteria.

BIO-TECHNE CORPORATION

CONDENSED CASH FLOW

(In thousands)

(Unaudited)

	YEAR
	ENDED
	6/30/2024	6/30/2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$168,105	$285,442
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	111,711	107,238
Costs recognized on sale of acquired inventory	729	400
Deferred income taxes	(39,447)	(29,567)
Stock-based compensation expense	38,042	39,230
Gain on sale of CCXI investment	—	(37,176)
Fair value adjustment to available-for-sale investments	(283)	(472)
Loss on equity method investment	6,841	1,143
Asset impairment restructuring	2,634	—
Fair value adjustment to contingent consideration payable	(3,500)	(12,100)
Gain on sale of Eminence	—	(11,682)
Impairment of assets held-for-sale	21,963	—
Other operating activities	(7,814)	(88,063)
Net cash provided by (used in) operating activities	298,981	254,393
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of available-for-sale investments	28,083	35,236
Purchases of available-for-sale investments	(5,526)	(20,500)
Proceeds from sale of CCXI investment	—	73,219
Additions to property and equipment	(62,877)	(38,244)
Acquisitions, net of cash acquired	(169,707)	(101,184)
Distributions from (Investments in) Wilson Wolf	6,997	(232,000)
Proceeds from sale of Eminence	—	17,824
Net cash provided by (used in) investing activities	(203,030)	(265,649)
CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividends	(50,419)	(50,285)
Proceeds from stock option exercises	60,935	29,813
Long-term debt activity, net	(31,000)	94,000
Re-purchases of common stock	(80,042)	(19,562)
Taxes paid on RSUs and net share settlements	(21,872)	(28,893)
Other financing activity	—	(2,457)
Net cash provided by (used in) financing activities	(122,398)	22,616
Effect of exchange rate changes on cash and cash equivalents	(2,333)	(3,356)
Net increase (decrease) in cash and cash equivalents	(28,780)	8,004
Cash and cash equivalents at beginning of period	180,571	172,567
Cash and cash equivalents at end of period	$151,791	$180,571